May 19, 2014

Securities and Exchange Commission

100 F Street NE

Washington, DC  20549

RE:

FileWarden.com (fka Success Exploration & Resources, Inc.)

We have read the statements that we understand FileWarden.com (fka Success Exploration & Resources, Inc.) will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

/s/De Joya Griffith, LLC

Certified Public Accountants